      DIREXION FUNDS
                        Investor Class
                  Supplement dated September 1, 2009 to the Prospectus dated August 31, 2009

     The Board of Trustees of the Direxion Funds has approved changes to the names, investment objectives and principal investment strategies of the following Funds. Effective September 30,
2009, the Funds will be renamed as shown in the table below.

      Current Fund Name   New Fund Name
      S&P 500(r) Bull 2.5X Fund  Direxion Monthly S&P 500(r) Bull 2X Fund
      S&P 500(r) Bear 2.5X Fund  Direxion Monthly S&P 500(r) Bear 2X Fund
      NASDAQ-100(r) Bull 2.5X Fund  Direxion Monthly NASDAQ-100(r) Bull 2X Fund
      NASDAQ-100(r) Bear 2.5X Fund  Direxion Monthly NASDAQ-100(r) Bear 2X Fund
      Small Cap Bull 2.5X Fund  Direxion Monthly Small Cap Bull 2X Fund
      Small Cap Bear 2.5X Fund  Direxion Monthly Small Cap Bear 2X Fund
      Dollar Bull 2.5X Fund   Direxion Monthly Dollar Bull 2X Fund
      Dollar Bear 2.5X Fund   Direxion Monthly Dollar Bear 2X Fund
      Emerging Markets Bull 2X Fund  Direxion Monthly Emerging Markets Bull 2X Fund
      Emerging Markets Bear 2X Fund  Direxion Monthly Emerging Markets Bear 2X Fund
      Developed Markets Bull 2X Fund Direxion Monthly Developed Markets Bull 2XFund
      Developed Markets Bear 2X Fund Direxion Monthly Developed Markets Bear2XFund
      Latin America Bull 2X Fund  Direxion Monthly Latin America Bull 2X Fund
      China Bull 2X Fund   Direxion Monthly China Bull 2X Fund
      Commodity Bull 2X Fund  Direxion Monthly Commodity Bull 2X Fund
      10 Year Note Bull 2.5X Fund  Direxion Monthly 10 Year Note Bull 2X Fund
      10 Year Note Bear 2.5X Fund  Direxion Monthly 10 Year Note Bear 2X Fund

     As of September 30, 2009, each Fund will seek:

      .     Calendar month, leveraged investment results. The Funds currently seek daily leveraged investment results.

      .     Investment results of 200% of the price performance, or the inverse of the price performance of its benchmark index. Certain Funds currently seek investment results of 250% of the daily price performance of their benchmark indices.

New Investment Strategy

Each Bull Fund seeks calendar month exposure to its target index equal to 200% of its net assets while each Bear Fund seeks calendar month exposure to its target index equal to -200% of its net assets. The term "calendar month" refers to the period from the close of the markets on the last business day of a month until the close of the markets on the last business day of the subsequent month. The pursuit of calendar month leveraged investment results should not be equated with seeking a leveraged goal for longer or shorter than a calendar month.

Each Fund will reposition its portfolio on the last business day of each calendar month to ensure that the Fund's exposure to its benchmark index is consistent with the Fund's stated goals.
Therefore, if an investor purchases Fund shares on the last business day of a calendar month, the investor's exposure to the target index would reflect 200%, or -200% of the performance of the index during the next calendar month, subject to applicable charges and expenses, regardless of whether the investor sells the shares during that calendar month.

The impact of market movements during the calendar month will determine whether the portfolio needs to be repositioned. If the target index rises from the beginning of a calendar month to the end of the calendar month, a Bull Fund's net assets should rise, meaning the Fund's exposure may need to be increased. Conversely, if the target index falls from the beginning of a calendar month to the end of the calendar month, a Bull Fund's net assets should fall, meaning the Fund's exposure may need to be reduced. If the target index rises from the beginning of a calendar month to the end of the calendar month, a Bear Fund's net assets should fall, meaning the Fund's exposure may need to be reduced. If the target index falls from the beginning of a calendar month to the end of the calendar month, a Bear Fund's net assets should rise, meaning the Fund's exposure may need to be increased. A Fund's portfolio may also need to be changed to reflect changes in the composition of an index. Rafferty increases the Fund's exposure when its assets rise and reduces the Fund's exposure when its assets fall.

Calendar month rebalancing will impair a Fund's performance if the benchmark experiences volatility. For instance, a hypothetical 2X Bull Fund would be expected to lose 15%, and a hypothetical 2X Bear Fund would be expected to lose 45% if the Funds' benchmark provided no return over a one year period during which its benchmark experienced annualized volatility of
40%. At higher ranges of volatility, there is a chance of a near complete loss of Fund value even if the benchmark is flat. For instance, if annualized volatility of the benchmark is 90%, both a
Bull and a Bear Fund targeted to the same benchmark would be expected to lose more than 76%
and 99% respectively, of their value even if the cumulative benchmark return for the year was0%. An index's volatility rate is a statistical measure of the magnitude of fluctuations in the returns of an index

Intra-Calendar Month Purchases

An investor who purchases shares on a day other than the last business day of a calendar month will generally receive more, or less, than 200% exposure to the target index, depending on the performance of the target index from the end of the calendar month until the point of purchase. If the target index moves in a direction favorable to the Fund, the investor will receive exposure to the target index less than 200%. Conversely, if the target index moves in a direction adverse to the Fund, the investor will receive exposure to the target index greater than 200%. Investors may consult the Direxion Funds' website at any point during the month to determine how the current value of a Fund's target index relates to the value of the target index at the end of the prior calendar month.

Shares Held Longer than a Calendar Month

The pursuit of calendar month leveraged investment results should not be equated with seeking a leveraged goal for longer than a calendar month. For example, if the S&P 500 Index gains 10%
during a year, the Direxion Monthly S&P 500 Bull 2X
Fund should not be expected to provide a return of 20% for the year even if it meets its calendar month target throughout the year. This is true because the pursuit of calendar month goals may result in calendar month leveraged compounding, which means that the return of an index over a period of time greater than one calendar month multiplied by 200%, in the case of a Bull Fund, or -200%, in the case of a Bear Fund, generally will not equal a Fund's performance over that same period.

Risk Factors

An investment in the Funds will entail certain risks, including, without limitation:

..    Performance Risk. A Fund's performance for a period of less than a full calendar    month
or a  period of more than a full calendar month may  differ very substantially from 200% or
-200% of the performance of the Fund's benchmark index for the same period.

      .     Gain Limitation Risk. The Funds' investment adviser, Rafferty Asset
      Management, LLC will attempt to position each Fund's portfolio to ensure that a Fund does not lose more than 90% of its net asset value in a given calendar month. The cost of such downside protection will be limitations on a Fund's gains. As a consequence, a Fund's portfolio may not be responsive to index movements beyond 45% in a given calendar month in a direction favorable to a Fund.

      .     Intra-Calendar Month Investment Risk. The Funds seek calendar month leveraged investment results which should not be equated with seeking a leveraged goal for shorter than a calendar month. Thus, an investor who purchases shares on a day other than the last business day of a calendar month will likely have more, or less, than 200% leveraged investment exposure to the target index, depending upon the movement of the target index from the end of the prior calendar month until the point of purchase.

      .     Monthly Correlation Risk. There can be no guarantee that a Fund will achieve a high degree of correlation with its investment objective relative to its benchmark index. A failure to achieve a high degree of correlation may prevent a Fund from achieving its investment objective.

      .     Negative Implications of Monthly Goals in Volatile Markets. Monthly
      repositioning will impair a Fund's performance if the benchmark experiences volatility. For instance, a hypothetical 2X Fund, whether Bull or Bear, would be expected to lose 1.18% if its benchmark was flat over a hypothetical one-year period during which its benchmark experienced annualized volatility of 15%. If the benchmark's annualized volatility was to rise to 40%, the hypothetical loss for a one-year period would widen to approximately 12.11%.

The Funds are not suitable for all investors. The Funds should be utilized only by sophisticated investors who (a) understand the risks associated with the use of leverage, (b) understand the consequences of seeking daily leveraged investment results, (c) understand the risk of shorting and (d) intend to actively monitor and manage their investments. Investors who do not understand the Funds or do not intend to actively monitor and manage the Funds should not buy the Funds. There is no assurance that the Funds will achieve their objectives and an investment in a Fund could lose money. No single Fund is a complete investment program.

Questions regarding these changes may be directed to the Funds at (800) 851-0511.
Please retain this Supplement with the Prospectus for future reference.